Exhibit 99.1

Caliber Receives Design Review Approval
for PURE Pickleball & Padel Project

SCOTTSDALE, Ariz., May 08, 2025 (GLOBE NEWSWIRE) -- Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, today announced that its joint venture development, PURE Pickleball & Padel™ has gained Design Review approval from the Salt River Pima-Maricopa Indian Community (SRPMIC) Planning Department. This approval positions the project to seek a building permit once final construction documents are complete, with a planned ground-breaking shortly after receiving the permit.

PURE Pickleball & Padel™ is developing an 11+ acre site in the Riverwalk Development Project located in the Talking Stick Entertainment District, a 100-acre site in the SRPMIC adjacent to Scottsdale. PURE will be a world-class pickleball and padel facility and seeks to claim the title of the largest indoor pickleball and padel facility in the world. The 196,726 square feet state-of-the-art facility will boast a 1,200-seat pro arena, 48 indoor courts (40 pickleball, 8 padel), sports performance and recovery fitness center by HonorHealth, restaurant and rooftop bar, pro shop, locker rooms and spa, special event spaces, childcare and other amenities.

Chris Loeffler, CEO of Caliber, said, “We are grateful to the SRPMIC team for their thoughtful review and approval of this project. Collaboration with the SRPMIC has been instrumental throughout the design review process which has brought an elevated design and uniqueness to the project.”

Kevin J. Berk, Co-Founder & CEO of PURE, said, “I want to extend my heartfelt thanks to the SRPMIC for believing in and supporting our vision. I’m deeply grateful to all the incredible teams contributing to this project—your passion, dedication, and commitment to bringing our first facility to life inspires me every day.”

With the approval of the use and design, the PURE project will now focus on the next phase of development, the completion of construction documents and the approval of a final building permit. This approval also positions Caliber to formally enter the debt markets to finalize its sourcing of construction financing and puts a clear timeline in place for investors funding the equity into the project’s private offering.

Unique to this project, Caliber created the Pickleball at Riverwalk Fund, a single asset offering designed to invest in the real estate, land sublease, and business operations of PURE. The offering allows for direct investment from accredited investors as well as qualified opportunity zone funds (QOFs) seeking to allocate capital to a potentially attractive qualified opportunity zone business (QOZB). Caliber has designed the offering for broad participation, seeking Pickleball & Padel enthusiasts who are looking for exposure to the two fastest growing sports in the United States and the World.

For more information on the project, visit Caliber’s website.

About Caliber (CaliberCos Inc.)
With over $2.9 billion in Managed Assets, Caliber’s 16-year track record of managing and developing real estate is built on a singular goal: to make money in all market conditions, specializing in hospitality, multi-family residential, and multi-tenant industrial. Our growth is fueled by performance and a key competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions often overlook. Integral to this advantage is our in-house shared services group, which gives Caliber greater control over our real estate and enhanced visibility into future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in our Private Funds.

About PURE Pickleball & Padel
PURE Pickleball & Padel has partnered with Caliber to build the world's largest indoor pickleball & Padel facility and pro arena in Scottsdale, Arizona, with a target opening date of late 2026. The 196,726 square feet state-of-the-art facility will boast 48 indoor courts (40 Pickleball and 8 Padel), a 1,200-seat pro arena, along with country club level amenities that include a restaurant and bar, retail pro shop, gym, recovery spaces, VIP lounge, office space, childcare and teen room. PURE is a member-focused, program-driven concept that will connect the two fastest growing sports in the world with the Scottsdale community across all ages, skill levels, and backgrounds. With an estimated 800,000 visits annually, the facility plans to host the largest pickleball/padel tournaments in the world.

About the Talking Stick Entertainment District
The Talking Stick Entertainment District is a dynamic area for culture, shopping, dining and entertainment, conveniently located within the Salt River Pima-Maricopa Indian Community. Located at the Pima-101 Freeway and Talking Stick Way, just 20 minutes from Sky Harbor Airport, Talking Stick is home to Talking Stick Resort, Talking Stick Golf Club, Salt River Fields at Talking Stick, The Pavilions at Talking Stick, Arizona Boardwalk at Talking Stick and many more entertainment and hospitality options.

About the Salt River Pima-Maricopa Indian Community
The Salt River Pima-Maricopa Indian Community (SRPMIC) is represented by two distinct Native American tribes; the Akimel O’odham (River People), more commonly known as the Pima and the Xalychidom Piipaash (People Who Live Toward the Water) commonly known as the Maricopa; both share the same cultural values but maintain their unique traditions.

Today, more than 11,000 individuals are enrolled Salt River tribal members. The SRPMIC is bordered by Tempe, Fountain Hills and Mesa and shares a Scottsdale address. The Community owns and operates several successful enterprises including Salt River Materials Group and Saddleback Communication and hospitality enterprises: Talking Stick Resort, Talking Stick Golf Club and Salt River Fields at Talking Stick, all within the Talking Stick Entertainment District, on the northern part of the Community. The culture and the history of the people is an important story to tell and have been interwoven at many of the destination amenities through interior art, building design and landscape.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict.

Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@caliberco.com

PURE Pickleball & Padel
Kevin J. Berk – Co-Founder & CEO
+1 480-861-7474
Kevin@purepickleball.com